Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form 8-K-12B of our report dated March 22, 2022, with respect to the consolidated financial statements of Cancer Prevention Pharmaceuticals, Inc. (Company) as of December 31, 2021 and 2020 and for the two years then ended (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern).

/s/ Mayer Hoffman McCann P.C.

San Diego, CA

June 15, 2022